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                                                                    EXHIBIT 8.02


                            [LETTERHEAD OF JONES DAY]


                                                                    216-586-3939

                                  June 16, 2000


Gliatech, Inc.
23420 Commerce Park Road
Cleveland, Ohio  44122

Gentlemen:

       You have requested our opinion regarding the applicability of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), to the statutory merger of St. John Development Corp. ("Merger Subsidiary"), a Delaware corporation and a wholly-owned subsidiary of Guilford Pharmaceuticals, Inc. ("Parent"), a Delaware corporation, with and into Gliatech, Inc. ("Company"), a Delaware corporation, pursuant to the Delaware General Corporation Law and
Article I of the Agreement and Plan of Merger, dated as of May 29, 2000, by and among Company, Merger Subsidiary, and Parent, as amended by the letter agreement, dated as of June 9, 2000, by and among Company, Merger Subsidiary, and Parent (the "Merger Agreement"). In addition, you have requested our opinion regarding whether Parent and Company will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

       This opinion is being delivered to you pursuant to Section 7.3(d) of the Merger Agreement, and addresses solely the U.S. federal income tax matters referred to above. Capitalized terms used but not defined herein shall have the same meanings ascribed to such terms in the Merger Agreement.

       For purposes of rendering this opinion, we have examined such existing documents and records of Company, Merger Subsidiary, and Parent as we have deemed necessary or appropriate, as well as the Merger Agreement, other documents relating to the Merger, and the proxy statement-prospectus which Company will send to its shareholders in connection with the special meeting of shareholders at which the Merger will be approved. With your consent we have also relied upon the accuracy at all material times of the representations by Parent and Company contained in separate tax certification letters dated June 16, 2000 and addressed to us,


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Gliatech, Inc.
June 16, 2000
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and have, with your permission, assumed that all such representations are true at all material times without regard to any knowledge qualifier that may be set forth therein. We assume that the Merger Agreement and each of the other documents executed or finalized in connection with the Merger have not been, and will not be, amended prior to the Effective Time. We also assume that following the Merger, Parent will not cause Company to issue additional shares of its stock that would result in Parent losing control of Company within the meaning of Section 368(c) of the Internal Revenue Code of 1986, as amended (the "Code"). We confirm that, in rendering our opinion in this matter, we have examined fully all such matters of law as in our judgment we deemed necessary or appropriate to enable us to opine on the matters that you have asked us to consider.

       Based upon the foregoing, we are of the opinion that: (i) the merger of Merger Subsidiary with and into Company pursuant to Article I of the Merger Agreement will constitute a "reorganization" within the meaning of Section 368(a) of the Code, and (ii) Parent and Company will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

       Our opinion is based on the relevant provisions of the Code and on administrative interpretations, judicial decisions, and regulations thereunder or pertaining thereto as in effect on the date of this letter. These authorities are subject to change, which could be either prospective or retroactive in nature, and we can provide no assurance as to the effect that any such change may have on the opinion that we have expressed above. We assume no obligation to inform you of any such change.

       This opinion is being furnished to you solely for the benefit of Company. We hereby consent to the filing of this opinion as Exhibit 8.02 to the Registration Statement filed by Parent on Form S-4, and to the reference to our Firm under the caption "Legal Matters" in the proxy statement/prospectus constituting part of this Registration Statement.

                                        Very truly yours,

                                        /s/ Jones, Day, Reavis & Pogue